EXHIBIT 99.1

October 1, 2010

Dear Capitol Bancorp Limited Shareholder:

The past couple of years have been challenging for our country and industry.  At Capitol Bancorp, we have invested time and effort into restructuring our business model and adjusting to a difficult economic climate.

While we continue to hear talk of improvement in the economy, signs of weakness remain with both high unemployment and increasing foreclosures in most markets.  As we move forward, we remain committed to marshalling capital, creating additional efficiencies and deploying new risk management initiatives to mitigate economic challenges and support our bank affiliates.

Maximize Capital Resource Opportunities and Expense Management

We have in place a strategy to enhance balance sheet strength, maintain appropriate corporate-wide liquidity and support bank-level capital through consolidations, bank divestitures and reductions in operating expenses.

Consolidations.  The strategic consolidation of banks located in select geographic areas has allowed us to realign resources and leverage the collective strengths of similarly situated affiliates.  We have completed seven regional consolidations since first announcing this strategy in March 2009:

•
On March 31, 2009, Michigan Commerce Bank was formed when nine affiliates merged.  On March 31, 2010, Michigan Commerce Bank acquired two Michigan affiliates, bringing the bank’s total banking offices to 11.

•	On December 14, 2009, Sunrise Bank of Arizona expanded when merged with five affiliates.

•	On January 29, 2010, Bank of Las Vegas expanded when merged with three affiliates.

•	On February 19, 2010, Bank of the Northwest was formed when four affiliates merged.

•	On March 5, 2010, Sunrise Bank in California was formed when four affiliates merged.

•	On March 22, 2010, Indiana Community Bank was formed when two affiliates merged.

•	On July 30, 2010, Sunrise Bank in Georgia was formed when three affiliates merged.

Collectively, since early 2009, Capitol Bancorp has consolidated 34 affiliate charters into seven operating banks.

Divestiture Program.  The divestiture of select affiliates has enabled us to reduce the consolidated balance sheet and reinvest capital.  To date, our divestitures have yielded nine consummated transactions totaling more than $63 million in cash proceeds and unencumbered equity that has been redeployed to our affiliate network.  In addition, six pending transactions collectively encompass more than $550 million in affiliate assets that are expected to yield more than $36 million in cash proceeds and unencumbered equity.  Consequently, the capital that had been supporting the divested operation can now be efficiently reallocated within our network toward more severely challenged affiliates.

Expense Control.  We continue to reduce our expenses through the centralization of certain bank operations and corporate functional consolidations.  Salary increases, bonuses, employee stock ownership plan allocations and 401(k) employer contributions have remained suspended since 2008.  In addition, certain executive officers have taken voluntary salary reductions ranging from 10 to 50 percent.

Risk Management Enhancement

A challenge to success is risk, which is inherent in every business.  With risk comes a great responsibility to ensure that we are properly balancing the risk and reward involved in our business.  We have introduced several strategic initiatives that continuously evolve our risk management practices, in line with on-going changes in the banking industry.

Enterprise risk management was adopted as a process by the Capitol Bancorp Board of Directors to provide management and directors with a defined structure for the assessment, reporting and management of risk on a corporate-wide basis.  Additionally, the risk management committee, which is responsible for reviewing and approving the Corporation's risk management framework, including the development of effective policies, processes and procedures, has been expanded to include the entire Board of Directors.  We also increased the number of our regularly scheduled Board of Directors’ meetings to further enhance oversight and direct communications in this environment.

Going Forward

Our immediate focus is on the stabilization of our network of affiliates.  We intend our bank divestiture program to yield sufficient resources to stabilize all of our affiliates.  Implicit in our success, however, is the necessity for some stabilization of real estate values.  We also remain focused on the reduction of problem assets, which has been costly, but at the same time, will permit our affiliates to move forward.

We look forward to rebuilding in 2011.  The Board of Directors has adopted a global capital plan, which includes the divestitures mentioned above, as well as debt retirement and trust-preferred securities exchanges.  We are also seeking other sources of capital that may be available to us that will provide an opportunity to strengthen our core equity ratios.

We also remain cautiously optimistic as to the potential recovery of an approximate $155 million valuation allowance for deferred tax assets, which would increase our total capital framework, once we are able to demonstrate a sustainable return to profitability.

While our business model has evolved and method of delivery at the banks has changed, we still remain committed to providing our customers with access to local bankers and local decisions.  Banking has been and always will be a people business in our network of banking affiliates.

I am grateful for your support and patience as we work through these initiatives.

Very truly yours,

Joseph D. Reid
Chairman and CEO
Capitol Bancorp